Exhibit 5.1

May 29, 2007

Advanced Medical Optics, Inc.

1700 E. St. Andrews Place

Santa Ana, California 92705

Re:	Advanced Medical Optics, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Advanced Medical Optics, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $250,000,000 aggregate principal amount of the Company’s 7 1/2% Senior Subordinated Notes due 2017 (the “Exchange Notes”), which are to be guaranteed on an unsecured senior subordinated basis pursuant to guarantees (the “Guarantees”) by each of the Company’s domestic subsidiaries listed on Schedule A thereto (collectively, the “Guarantors”). The Exchange Notes are to be issued in exchange (the “Exchange Offer”) for a like principal amount of the issued and outstanding 7 1/2% Senior Subordinated Notes due 2017 of the Company (the “Original Notes”) under an Indenture, dated as of April 2, 2007 (the “Indenture”), between the Company, the Guarantors and Wilmington Trust Company, as Trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of April 2, 2007 (the “Registration Rights Agreement”), by and among the Company, the Guarantors, UBS Securities LLC, Goldman, Sachs & Co. and Banc of America Securities LLC.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (the “Registration Statement”); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware; (v) the Amended and Restated By-Laws of the Company, as certified by Aimee S. Weisner, Secretary of the Company; (vi) certain resolutions adopted by the Board of Directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters, as certified by Aimee S. Weisner, Secretary of the Company; and (vii) the form of the Exchange Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Advanced Medical Optics, Inc.

May 29, 2007

Our opinions set forth herein are limited to Delaware Corporate Law and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non opined law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors respectively, enforceable against the Company and the Guarantors, as the case may be, in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part 2 of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP